Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of November 11, 2024, by and among Bleichroeder Sponsor 1 LLC, Andrew Gundlach and Michel Combes (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of Bleichroeder Acquisition Corp. I, as of November 11, 2024, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: November 12, 2024	Bleichroeder Sponsor 1 LLC

	By:	/s/ Andrew Gundlach
		Name:	Andrew Gundlach
		Title:	Managing Member

Date: November 12, 2024

	By:	/s/ Andrew Gundlach
Andrew Gundlach

Date: November 12, 2024		/s/ Michel Combes
Michel Combes